Exhibit 10.2

December 5, 2022

Roth CH Acquisition IV Co.

888 San Clemente Drive

Suite 400

Newport Beach, CA 92600

Tigo Energy, Inc.

655 Campbell Technology Parkway, Suite 150

Campbell, CA 95008

Re:	Sponsor Support Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Support Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Roth CH Acquisition IV Co., a Delaware corporation (“Acquiror”), Roth IV Merger Sub Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Acquiror, and Tigo Energy, Inc., a Delaware corporation (the “Company”).

The Sponsor Parties are currently, and as of immediately prior to the Closing will be, the record owners of (A) 3,336,500 shares of the outstanding shares of common stock of Acquiror, par value $0.0001 per share (the “Acquiror Common Stock”) and (B) 230,750 private warrants (the “Acquiror Warrants”) each to purchase one (1) share of the Acquiror Common Stock, at a price of $11.50, with each such Person’s ownership detailed on Schedule A hereto. As described further in Paragraph 25, Schedule A will be updated from time to time to reflect any Sponsor Party ownership changes following the date hereof.

Each of the Sponsor Parties hereby acknowledges and agrees that, as of the date hereof, except as expressly incorporated herein under Paragraph 33, those certain Letter Agreements by and between Acquiror and each of the Sponsor Parties, dated August 5, 2021 (collectively, the “Prior Letter Agreements”) are hereby terminated and are of no further force or effect without any further liability thereunder.

In order to induce Acquiror and the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Party hereby agrees, severally and not jointly, with Acquiror and the Company as follows:

1.             Voting Obligations. During the period beginning on the date hereof and ending on the earliest to occur of (x) the Effective Time, and (y) such date and time as the Merger Agreement shall have been terminated validly in accordance with its terms (such period, the “Interim Period”), each Sponsor Party, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Acquiror Stockholders’ Meeting, and any other meeting of the stockholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of stockholders of Acquiror, in their capacities as such, such Sponsor Party shall, and shall cause any other holder of record of any of such Sponsor Party’s Covered Shares:

(a)           when such meeting is held, to appear at such meeting, in person or by proxy, or otherwise cause the Sponsor Party’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)           to vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), in person or by proxy, all of such Sponsor Party’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of all of the Transaction Proposals, including but not limited to:

(i)            adoption of the Acquiror Restated Charter and the Acquiror Restated Bylaws (as may be subsequently revised by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled advisory proposals as are required to implement the foregoing and approval of the change of Acquiror’s name to “Tigo Energy, Inc.”;

(ii)           the adoption and approval of the Merger Agreement in accordance with applicable Law and exchange rules and regulations;

(iii)          approval of the issuance of shares of the Acquiror Common Stock in connection with the Merger, and any other shares of the Acquiror Common Stock or securities convertible into or exchangeable for the Acquiror Common Stock to be issued in connection with the Transactions, if required, pursuant to the rules of the Nasdaq;

(iv)          approval of the adoption by Acquiror of the equity plans described in Section 7.1 of the Merger Agreement;

(v)           the election of directors effective as of the Closing as contemplated by Section 7.6 of the Merger Agreement;

(vi)          adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto;

(vii)         adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby; and

(viii)        adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

(c)           to vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), in person or by proxy, all of such Sponsor Party’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) against (except as set forth in the Proxy Statement) the following actions or proposals:

(i)             any Business Combination Proposal;

(ii)           any Business Combination, sale of substantial assets, dissolution, liquidation, or winding up of or by Acquiror (other than the Merger Agreement and the transactions contemplated thereby);

(iii)          against any change in the business, management or board of directors of Acquiror (other than in connection with the Transaction Proposals); and

(iv)          any other action that is intended, or would reasonably be expected, to impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transaction Proposals or any other transaction contemplated by the Merger Agreement or any Ancillary Agreement or result in a breach of any representation, warranty, covenant or other obligation or agreement of Acquiror, Merger Sub or any Sponsor Party under the Merger Agreement or any Ancillary Agreement, in each case, to which any of the foregoing is a party (including this Sponsor Support Agreement).

Each Sponsor Party hereby agrees that it shall not commit, agree, or publicly propose any intention to take any action inconsistent with the foregoing.

The obligations of the Sponsor Parties in this Paragraph 1 shall apply whether or not the board of directors of Acquiror (or, following the Transactions, the Company) or other governing body or any committee, subcommittee or subgroup thereof recommends the Transaction Proposals or any other matters necessary or advisable for consummation of the transactions contemplated by the Merger Agreement and the Ancillary Agreements (the “Transactions”), and whether or not a Modification in Recommendation is initiated or made or such board or other governing body, committee, subcommittee or subgroup thereof otherwise changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation.

2.             New Shares. In the event that (a) any shares of the Acquiror Common Stock or other equity securities of Acquiror are issued to a Sponsor Party after the date of this Sponsor Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of the Acquiror Common Stock, on or affecting the shares of the Acquiror Common Stock owned by such Sponsor Party or otherwise, (b) a Sponsor Party purchases or otherwise acquires beneficial ownership of any shares of the Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Support Agreement, or (c) a Sponsor Party acquires the right to vote or share in the voting of any shares of the Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Support Agreement (such shares of the Acquiror Common Stock or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted the shares of the Acquiror Common Stock owned by such Sponsor Party as of the date hereof.

3.             Sponsor Shares. At the Closing, Sponsor Parties shall sell to the Company 1,645,000 shares of its Acquiror Common Stock and 424,000 Acquiror Private Units on the terms as set forth in the Merger Agreement and the Sale and Purchase Agreement in exchange for $2,300,000. The Sponsor Parties’ resulting shares of the Acquiror Common Stock will be subject to certain lock-up restrictions to be entered into at the Closing by Acquiror, each holder of the Covered Shares and certain stockholders of the Company, substantially in the form attached as Exhibit D to the Merger Agreement (the “Lock-Up Agreement”).

4.             Exclusivity. During the Interim Period, each Sponsor Party shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (a) make any proposal or offer that constitutes a Business Combination Proposal (b) solicit or initiate any inquiry, indication of interest, proposal or offer or participate in any discussions or negotiations with any Person or furnish or make available to such Person any information with respect to a Business Combination Proposal (other than to make such Person aware of the provisions of this Paragraph 4) or (c) enter into any understanding, arrangement, acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other commitment (whether or not legally binding) with any third party relating to a Business Combination Proposal, or (d) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, and in each case of clauses (a) to (d), other than to or with the Company and its respective representatives. Each Sponsor Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

5.             Waiver of Certain Rights. Each Sponsor Party hereby irrevocably and unconditionally agrees:

(a)           not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action, claim, derivative or otherwise, against Acquiror, the Company, any Affiliate of Acquiror or the Company or any designee of a Sponsor Party or the Company acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and permitted assigns relating to the negotiation, execution or delivery of this Sponsor Support Agreement, the other Ancillary Agreements, the Merger Agreement or the consummation of the Transactions (including any action (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or any of the Ancillary Agreements or (b) alleging a breach of any fiduciary duty of the board of directors of Acquiror in connection with this Sponsor Support Agreement, the Merger Agreement, any other Ancillary Agreement or any of the Transactions); and

(b)           not to (i) redeem its Covered Shares in connection with the Transactions, or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption.

6.             Reasonable Best Efforts; Regulatory Undertakings.

(a)           During the Interim Period, each Sponsor Party shall (i) use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth herein and therein and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions set forth in Article IX of the Merger Agreement.

(b)           Without limiting the generality of the foregoing, each Sponsor Party shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made. Without limiting the generality of the preceding sentence, each Sponsor Party shall supply as promptly as practicable (and shall respond no later than ten (10) Business Days following any request) any additional information and documentary material relating to such Sponsor Party that may be requested by any Governmental Authority, and each Sponsor Party shall (i) provide, or cause to be provided, as promptly as practicable, all agreements, documents, instruments, affidavits, statements or information (including, for the avoidance of doubt, nonpublic or other confidential financial or sensitive personally identifiable information as well as personal information of senior management, directors or control persons) that may be required or requested by any Governmental Authority relating to (A) such Sponsor Party (including any of its respective directors, officers, employees, partners, members, stockholders or control persons) and (B) such Sponsor Party’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, stockholders or Affiliates, (ii) make individuals with appropriate seniority and expertise available to participate in any discussions or hearings, and (iii) prepare and file any applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority.

7.             Transfer Restrictions. During the Interim Period, except as expressly contemplated by the Merger Agreement, each Sponsor Party shall not, and shall cause any other holder of record of any of such Sponsor Party’s Covered Shares not to, Transfer, any such Sponsor Party’s Covered Shares or withdraw, modify, amend, alter or change, in any manner such Sponsor Party’s Covered Shares that is adverse to the Company. Notwithstanding the immediately preceding sentence, during the Interim Period, Transfers of Covered Shares that are held by any Sponsor Party or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this subsection are permitted:

(a)           to the officers, directors, members or Affiliates of the Sponsor Party or any Affiliates or family members of such Sponsor Party’s officers or directors;

(b)           in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(c)           in the case of an individual, pursuant to a qualified domestic relations order or by virtue of laws of descent and distribution upon death of the individual;

(d)           transfers in the event of the Company’s liquidation prior to the completion of an initial Business Combination;

(e)           transfers by virtue of the laws of the State of Delaware; or

(f)            to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (a) through (f) above;

(g)           provided, however, that (A) in the case of any Transfer pursuant to any of the foregoing clauses (b), (c), and (f), such Transfer does not involve a disposition for value; (B) in the case of any Transfer pursuant to any of the foregoing clauses (a) through (f), (I) the Person effecting such Transfer provides written notice of such Transfer to the Acquiror at least two (2) Business Days prior to effecting such Transfer, (II) the Covered Shares so Transferred will remain subject to this Sponsor Support Agreement, and before such Transfer will be considered effective, each transferee will enter into a written agreement with the Acquiror and the Company, in form and substance reasonably satisfactory to the Company, agreeing to be bound by the restrictions, and subject to the obligations, in this Sponsor Support Agreement and the Lock-Up Agreement, (III) each Sponsor Party transferor will file any public report or filing required to be made under applicable securities laws (including filings under Section 16(a) of the Exchange Act) to disclose such Transfer on a timely basis; (IV) in the case of clauses (a) through (d) and (f), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions); and (V) there will be no voluntary public disclosure or other voluntary announcement of such Transfer without the prior written consent of the Acquiror. Any Transfer in violation of the provisions of this Paragraph 7 shall be null and void ab initio and of no force or effect.

8.             Other Covenants. At the Closing, each Sponsor Party hereby agrees that it shall deliver to the Company and Acquiror a duly executed counterpart to (A) the Lock-Up Agreement, and (B) the amended and restated registration rights agreement to be entered into in connection with the Closing, a substantially agreed form of which is attached as Exhibit E to the Merger Agreement (the “Registration Rights Agreement”).

9.             Certain Securities Law Representations and Warranties. Each Sponsor Party hereby represents and warrants as follows: (a) it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked; (b) in the case of natural persons only, its biographical information furnished to Acquiror, if any (including any such information included in the Prospectus), is true and accurate in all material respects and does not omit any material information with respect to such Sponsor Party’s background; (c) it is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and (e) it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

10.           Certain Payments.

(a)            Except as disclosed in the Prospectus or as will be disclosed in the Proxy Statement/Prospectus to be filed with the SEC in connection with the Business Combination, no Sponsor Party, nor any Affiliate thereof, has received or shall receive from Acquiror or the Company, any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of Acquiror’s initial Business Combination (regardless of the type or form of such transaction, but including for the avoidance of doubt, the Merger).

(b)           During the Interim Period, each Sponsor Party agrees not to enter into, modify or amend any Contract between or among any Sponsor Party or any Affiliate thereof, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under the Merger Agreement or any of the Ancillary Agreements.

(c)            On the Closing Date, subject to the terms set forth in the Merger Agreement, Acquiror shall pay or shall cause the Surviving Corporation to pay to the Company the Unpaid Transaction Expenses.

11.           Service as Officer or Director. Each Sponsor Party has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Support Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) Acquiror.

12.           Definitions. As used herein, the following terms shall have the respective meanings set forth below. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

(a)           “Covered Shares” means all of the Acquiror Warrants, all shares of the Acquiror Common Stock, and any other Equity Interests of Acquiror (prior to the Merger) or its subsidiaries (following the Merger), of which any Sponsor Party owns as of the date hereof or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

(b)           “Permitted Transferee” means each transferee contemplated by clauses (a) through (f) of Paragraph 7.

(c)           “Related Person” means, with respect to any specified Person, any former, current or future (i) Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified Person or (ii) any Affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any Person described in the preceding clause (i).

(d)           “Representative” means, with respect to any specified Person, any director, manager, officer, employee, agent, attorney, advisor or other representative of such specified Person.

(e)           “Sponsor Parties” means (i) Theodore Roth, (ii) Nazan Akdeniz, (iii) Aaron Gurewitz, as Trustee of the AMG Trust Established January 23, 2007, (iv) Adam Rothstein, (v) Andrew Costa, (vi) Byron Roth, (vii) CHLM Sponsor LLC, (viii) CR Financial Holdings, Inc., (ix) Hampstead Park Capital Management, LLC, (x) Gordon Roth, (xi) John Lipman, (xii) Matthew Day, (xiii) Molly Montgomery, (xiv) Sam Chawla, (xv) Louis J. Ellis III, (xvi) Rick Hartfiel, (xvii) Daniel M. Friedberg and (xviii) Aaron Gurewitz.

(f)            “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of in any manner (including by merger, consolidation, division, operation of law or otherwise) or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security (including, for the avoidance of doubt, through a Transfer of equity securities in a Person who owns such security), (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(g)           “Trust Account” means the trust account established for the benefit of Acquiror and certain of Acquiror’s stockholders, as described in Acquiror’s prospectus relating to its initial public offering filed with the SEC on August 5, 2021 (the “Prospectus”).

13.           Entire Agreement; Amendment; No Reliance. This Sponsor Support Agreement, the Merger Agreement and the other Ancillary Agreements constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto and any Permitted Transferee. Each of Acquiror and the Sponsor Parties hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Support Agreement and (if applicable) the Merger Agreement, the Ancillary Agreements and agreement to consummate the Transactions, none of the foregoing has relied on any representations or warranties of the Company except for those expressly set forth in the Merger Agreement.

14.           Assignment. No Sponsor Party hereto may, except as set forth herein, assign either this Sponsor Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Company and Acquiror; provided, that no such assignment or delegation shall relieve any Sponsor Party of its obligations hereunder. The Company and Acquiror may not assign this agreement or any of its or their rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Paragraph 14 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Support Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives, permitted assigns and (in the case of the Sponsor Parties) Permitted Transferees.

15.           No Third-Party Beneficiaries. Nothing in this Sponsor Support Agreement shall be construed to confer upon, or give to, any Person (other than the parties and their successors, heirs, personal representatives, permitted assigns and (in the case of the Sponsor Parties) Permitted Transferees) hereto any right, remedy or claim under or by reason of this Sponsor Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Support Agreement shall be for the sole and exclusive benefit of the parties hereto, and their respective successors, heirs, personal representatives and permitted assigns and (in the case of the Sponsor Parties) Permitted Transferees.

16.           Captions; Counterparts. The headings and captions in this Sponsor Support Agreement are for convenience of reference only and shall not be considered a part of, modify or affect the construction or interpretation of any provision of this Sponsor Support Agreement. This Sponsor Support Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.           Severability. This Sponsor Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.           Governing Law; Jurisdiction; Waiver of Jury Trial; Enforcement. Section 11.13 (Jurisdiction; Waiver of Jury Trial) and Section 11.14 (Enforcement) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

19.           Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed without any “bounce back” or similar error message, addressed as follows:

If to Acquiror:

Roth CH Acquisition IV Co.

888 San Clemente Drive

Suite 400

Newport Beach, CA 92660
Attention: Byron Roth
Email: broth@roth.com

with copies to (which shall not constitute notice):

DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000

Phoenix, AZ 85016
Attention: Steven D. Pidgeon
Email: steven.pidgeon@us.dlapiper.com

If to the Company:

Tigo Energy, Inc.
655 Campbell Technology Parkway, Suite 150

Campbell, CA 95008

Attention:	Zvi Alon
Email:	Zvi.Alon@tigoenergy.com

with copies to (which shall not constitute notice):

White & Case LLP
609 Main Street, Suite 2900
Houston, Texas 77002

Attention:	Colin Diamond
Bryan Luchs
Laura Katherine Mann
Email:	cdiamond@whitecase.com
bryan.luchs@whitecase.com
laurakatherine.mann@whitecase.com

If to the Sponsor Parties:

At the address set forth under each Sponsor Party’s signature page below.

20.           Termination. This Sponsor Support Agreement shall terminate (a) upon the valid termination of the Merger Agreement; or (b) as mutually agreed in writing by the parties to this Sponsor Support Agreement; provided, that no such termination shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Support Agreement.

21.           Other Representations and Warranties. Each Sponsor Party hereby represents and warrants (severally and not jointly) to Acquiror and the Company as follows:

(a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Support Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person;

(b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform its obligations hereunder;

(c) this Sponsor Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(d) the execution and delivery of this Sponsor Support Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent, waiver or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent such consent, waiver or approval or other action (or omission of which action) would prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Support Agreement;

(e) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges all or any part of this Sponsor Support Agreement or any of the transactions contemplated hereby or seeks to, or would reasonably be expected to, prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Support Agreement;

(f) except as disclosed pursuant to Section 5.13 (Brokers’ Fees) of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror or the Company (or any of their respective Subsidiaries), or any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement, this Sponsor Support Agreement or any other Ancillary Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company, or any of their respective Affiliates would have any obligations or liabilities of any kind or nature;

(g) such Person has had the opportunity to read the Merger Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax, legal and other advisors;

(h) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder;

(i) such Person has good and valid title to the number of Covered Shares set forth opposite such Person’s name in the columns titled “Acquiror Common Stock”, “Acquiror Public Placement Warrants” and “Acquiror Private Placement Warrants,” respectively, in Schedule A hereto, and there exist no Lien or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities other than transfer restrictions under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) affecting any such securities, other than pursuant to (A) this Sponsor Support Agreement, (B) the Acquiror bylaws, (C) the Acquiror Original Charter, (D) the Merger Agreement or (E) any applicable securities Laws;

(j) the Acquiror Common Stock and the Acquiror Warrants listed on Schedule A are the only equity securities in Acquiror (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of Acquiror) owned of record or beneficially by such Person as of the date hereof and as of immediately prior to the consummation of the Transactions on the Closing Date and such Person (or such Person’s general partner or managing member) has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Acquiror Common Stock and Acquiror Warrants and none of such Acquiror Common Stock or Acquiror Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Stock or Acquiror Warrants, except as provided in this Sponsor Support Agreement;

(k) such Person is not currently (and at all times through the Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of Acquiror (within the meaning of Rule 13d-5(b)(1) under the Exchange Act); and

(l) except as disclosed in the Prospectus, neither such Person not any of its Affiliates or any member of its immediate family is a party to, or has any rights with respect to or arising from, any material Contract with Acquiror or any of its Subsidiaries.

22.           Equitable Adjustments. If, and as often as, there are any changes in Acquiror, the Acquiror Common Stock or the Acquiror Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Support Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, the Acquiror Common Stock or the Acquiror Warrants, each as so changed; provided, however, that this Paragraph 22 shall not (a) be construed to permit any Sponsor Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Sponsor Support Agreement or (b) apply to any other transactions expressly contemplated by this Sponsor Support Agreement, the Merger Agreement or any Ancillary Agreement to the extent consummated in accordance with the terms contemplated by this Sponsor Support Agreement, the Merger Agreement and/or such Ancillary Agreement, as applicable.

23.           Costs and Expenses. Each party to this Sponsor Support Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Sponsor Support Agreement. Without limiting the foregoing, if the aggregate amount of Acquiror Transaction Expenses exceeds the Acquiror Transaction Expenses Cap, then, at the election of Byron Roth made at or prior to Closing by delivery of prior written notice thereof to Acquiror and the Company (the “Excess Expense Notice”), Sponsors (as such term is defined in the Merger Agreement) shall either (A) pay to Acquiror at Closing the Excess Expense Amount in cash by wire transfer of immediately available funds, or (B) effective immediately following Closing, forfeit a number of shares of Acquiror Common Stock then held by Sponsors immediately following Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10.00, and Sponsors shall immediately thereafter surrender such forfeited shares to Acquiror, whereupon such shares shall be cancelled and retired on the books and records of the Acquiror. If Sponsor shall fail to deliver the Excess Expense Notice to Acquiror and the Company prior to the Closing, then Sponsors shall be deemed to have made the election referred to in clause (B) of the immediately preceding sentence, as applicable.

24.           Interpretation. Section 1.2 (Construction) of the Merger Agreement is incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Support Agreement uses “it”, “its” or derivations thereof to refer to natural person or Sponsor Parties, such references shall be deemed references to “her”, “him” or “his”, as applicable.

25.           Updates to Schedule A; Admission of New Sponsor Parties. During the Interim Period, each Sponsor Party shall promptly notify the Company of any increase, decrease or other change in the number of shares of the Acquiror Common Stock, the Acquiror Private Placement Warrant, or other Covered Shares held by or on behalf of such Sponsor Party (for the avoidance of doubt, such Sponsor Party acknowledges and agrees that Paragraph 7 prohibits all Transfers of its Covered Shares during the Interim Period except to Permitted Transferees). Promptly following each such notification, the Company shall update, or cause to be updated, Schedule A to reflect the applicable changes as they relate to the Acquiror Common Stock or the Acquiror Warrants or other Covered Shares, and such updated Schedule A shall control for all purposes of this Sponsor Support Agreement (unless and until it is later updated in accordance with this Paragraph 25). Any update to Schedule A in accordance with this Sponsor Support Agreement shall not be deemed an amendment to this Sponsor Support Agreement for purposes of Paragraph 13.

26.           Additional Agreements. Each of the Sponsor Parties hereby represents and warrants to Acquiror and the Company, severally and not jointly, that (a) on or prior to the date hereof, it has delivered to Acquiror and the Company a capitalization table showing all of the direct equity owners of each of the Sponsor Parties (the “Sponsor Cap Table”) and (b) the Sponsor Cap Table is true, correct and complete in all respects as of the date hereof. Notwithstanding anything to the contrary herein, following the date hereof, the Sponsor Parties shall provide written notice to Acquiror and the Company promptly following any change in the Sponsor Cap Table.

27.           Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Sponsor Support Agreement (including failing to take such actions as are required of them hereunder to consummate this Sponsor Support Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Support Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Sponsor Support Agreement in accordance with Paragraph 20, this being in addition to any other remedy to which they are entitled under this Sponsor Support Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Sponsor Support Agreement and without that right, none of the parties would have entered into this Sponsor Support Agreement.

28.           Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto. Each Sponsor Party further agrees not to commence or participate (in a manner adverse to Acquiror, the Company or any of their respective Related Persons) in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Acquiror, the Company or any of their respective Related Persons, relating to the negotiation, execution or delivery of the Merger Agreement, any of the Ancillary Agreements or any of the Transactions (including any Action (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or any of the Ancillary Agreements or (b) alleging a breach of any fiduciary duty of the board of directors of Acquiror in connection with this Sponsor Support Agreement, the Merger Agreement, any other Ancillary Agreement or any of the Transactions). Notwithstanding anything herein to the contrary, nothing in this Sponsor Support Agreement shall limit or restrict the ability of each Sponsor Party to enforce its rights under this Sponsor Support Agreement or any other Ancillary Agreement to which such Sponsor Party is a party or seek any other remedies with respect to any breach of this Sponsor Support Agreement or such other Ancillary Agreement by any other party hereto or thereto, including by commencing any Action in connection therewith.

29.           Disclosure. Each Sponsor Party hereby authorizes each of the Company and Acquiror to publish and disclose, in any announcement, filing or disclosure required to be made by any Governmental Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC, each Sponsor Party’s identity and ownership of Covered Shares and each Sponsor Party’s obligations under this Sponsor Support Agreement.

30.           Trust Account Waiver. Section 5.8 (Trust Account) of the Merger Agreement is hereby incorporated into this Sponsor Support Agreement, mutatis mutandis.

31.           Acknowledgement. Each Sponsor Party understands and acknowledges that the Company’s willingness to enter into the Merger Agreement was conditioned upon and materially induced by each Sponsor Party’s execution and delivery of this Sponsor Support Agreement and performance of its obligations hereunder.

32.           Several and Not Joint Obligations. The representations, warranties, covenants, agreements, obligations and liability of the Sponsor Parties shall be several, and not joint. Notwithstanding any other provision of this Sponsor Support Agreement, in no event will any Sponsor Party be liable for any other Person’s breach of such other Person’s representations, warranties, covenants, or agreements contained in this Sponsor Support Agreement, the Merger Agreement or any other Ancillary Agreement.

33.           Prior Letter Agreement. Sections 2, 3, 4, 7, 9, 10, and 12 of the Prior Letter Agreements are hereby incorporated by reference mutatis mutandis as if fully set forth herein.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement on the day and year first above written.

SPONSOR PARTIES:

CR FINANCIAL HOLDINGS, INC.		CHLM SPONSOR LLC

By:	/s/ Gerald Mars	By:	/s/ Steven Dyer
Name: Gerald Mars		Name: Steven Dyer
Title: CFO		Title: CEO

ROTH CAPITAL PARTNERS, LLC		HAMPSTEAD PARK CAPITAL MANAGEMENT, LLC

By:	/s/ Byron Roth	By:	/s/ Daniel Friedberg
Name: Byron Roth		Name: Daniel Friedberg
Title: CEO		Title: Managing Partner

/s/ Aaron M. Gurewitz		/s/ Nazan Akdeniz
Aaron M. Gurewitz, as Trustee of the AMG Trust established January 23, 2007		Nazan Akdeniz

/s/ Gordon Roth		/s/ Lou Ellis
Gordon Roth		Lou Ellis

/s/ Theodore Roth		/s/ John Lipman
Theodore Roth		John Lipman

/s/ Matt Day		/s/ Molly Montgomery
Matt Day		Molly Montgomery

/s/ Byron Roth		/s/ Adam Rothstein
Byron Roth		Adam Rothstein

/s/ Andrew Costa		/s/ Sam Chawla
Andrew Costa		Sam Chawla

[Signature Page to the Sponsor Support Agreement]

/s/ Aaron M. Gurewitz	/s/ Daniel M. Friedberg
Aaron M. Gurewitz	Daniel M. Friedberg

/s/ Rick Hartfiel
Rick Hartfiel

ACQUIROR

ROTH CH ACQUISITION IV CO.

By:	/s/ Byron Roth
Name: Byron Roth
Title: Co-Chief Executive Officer

[Signature Page to the Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement on the day and year first above written.

COMPANY:

TIGO ENERGY, INC.

By:	/s/ Zvi Alon
	Name:	Zvi Alon
	Title:	CEO

[Signature Page to the Sponsor Support Agreement]

Schedule A

Ownership of Securities

(as of December 5, 2022)

Sponsor Party	Acquiror Common Stock	Acquiror Private Warrants	Other Covered Shares
Aaron M. Gurewitz, as Trustee of the AMG Trust established January 23, 2007	128,386.00	8,879.00	-
Adam Rothstein	33,034.00	2,284.50	-
Andrew Costa	17,791.00	-	-
Byron Roth	480,609.00	33,238.50	-
CHLM Sponsor LLC	801,091.00	55,403.00	-
CR Financial Holdings, Inc.	762,528.00	52,736.00	-
Gordon Roth	98,810.00	6,833.50	-
Hampstead Park Capital Management, LLC	33,034.00	2,284.50	-
John Lipman	801,091.00	55,403.00	-
Lou Ellis	6,722.00	465.00	-
Matt Day	35,583.00	-	-
Molly Montgomery	33,034.00	2,284.50	-
Nazan Akdeniz	6,722.00	465.00	-
Roth Capital Partners, LLC	8,568.00	4,284.00	-
Sam Chawla	33,034.00	2,284.50	-
Theodore Roth	56,463.00	3,905.00	-
Total	3,336,500	230,750	-

[Schedule A to the Sponsor Support Agreement]